INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of International Game Technology on Form S-4 of our report dated November 2, 1998, appearing in the Annual Report on Form 10-K of International Game Technology for the year ended September 30, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Reno, Nevada

June 18, 1999